Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 18th day of December, 2009, to be effective January 1, 2010, between Marc Holliday (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Employer”), and amends in its entirety and completely restates that certain employment agreement between Executive and the Employer dated as of January 1, 2004, as amended and restated on April 16, 2007 and as amended on December 17, 2008.

1.     Term.  The term of this Agreement shall commence on January 1, 2010 and, unless earlier terminated as provided in Section 6 below, shall terminate on January 17, 2013 (the “Current Term”); provided, however, that Sections 4 and 8 (and any enforcement or other procedural provisions hereof affecting Sections 4 and 8) hereof shall survive the termination of this Agreement as provided therein.  The Current Term shall automatically be extended for successive one-year periods (each, a “Renewal Term”), unless either party gives the other party at least six months’ written notice of non-renewal.  In addition, in the event that Executive has given notice of non-renewal of the term of this Agreement, the Employer, at its sole option and discretion, may nevertheless extend the Current Term or a Renewal Term by ninety (90) days (the “Extension Period”), upon written notice to Executive at least 120 days before the end of the Current Term or such Renewal Term, as applicable.  The period of Executive’s employment hereunder consisting of the Current Term, all Renewal Terms, if any, and the Extension Period, if any, is herein referred to as the “Employment Period.”

2.     Employment and Duties.

(a)   Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior corporate executive and shall have the title of Chief Executive Officer (“CEO”) of the Employer and, for so long as so elected, member of the Board of Directors of the Employer (the “Board”).  Executive, as CEO, shall be principally responsible for all decision-making with respect to the Employer (including with respect to the hiring and dismissal of subordinate executives), subject to supervision in the ordinary course by the Chairman of the Board (“Chairman”) or by the Board, it being expressly understood and agreed that Executive will consult frequently with the Chairman and that the Chairman may take an active role in working with Executive to develop the policies of the Employer.  Executive’s duties and authority shall be as further set forth in the By-laws of the Employer and as otherwise established from time to time by the Board, but in all events such duties shall be commensurate with his position as CEO of the Employer.

(b)   Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board; provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax-exempt organizations or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than those in entities or business ventures engaged in the Business (as defined in Section 8), he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which another party involved in the investment has a material business relationship with the Employer, Executive shall give prior written notice thereof to the Board; or (iii) serving as a member of the board of directors of a for-profit corporation with the approval of the Board.

(c)   Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.  Executive shall be based in New York City or Westchester County, or within 50 miles of Manhattan but not in New Jersey or Long Island.

3.     Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement.

(a)   Base Salary.  The Employer shall pay Executive an aggregate minimum annual salary at the rate of $725,000 per annum from the beginning of the Employment Period through December 31, 2010, and an aggregate minimum annual salary at the rate of $1,000,000 per annum from January 1, 2011 through the end of the Employment Period (“Base Salary”).  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Board or Compensation Committee of the Board at least annually.

(b)   Bonus.  For services to be rendered during the Current Term, Executive shall receive a bonus of $1,000,000 (the “Bonus”), payable in cash on January 18, 2010; provided Executive’s employment has not been terminated by the Employer with Cause or by Executive without Good Reason before the end of such date.  In the event that Executive’s employment is terminated by the Employer with Cause or by Executive without Good Reason on or before June 30, 2010, Executive agrees to repay to the Employer the Bonus in full no later than 30 days following the effective date of such termination.

(c)   Incentive Compensation/Bonuses.  In addition to Base Salary, with respect to fiscal year 2009 and thereafter during the Employment Period, Executive shall be eligible for and shall receive, upon approval of the Board or Compensation Committee of the Board, such discretionary annual bonuses as the Employer, in its sole discretion, may deem appropriate to reward Executive for job performance.  In addition, Executive shall be eligible to participate in any other bonus or incentive compensation plans in effect with respect to senior executive officers of the Employer, as the Board or Compensation Committee of the Board, in its sole discretion, may deem appropriate to reward Executive for job performance.  Executive shall also be entitled to receive an award pursuant to the SL Green Realty Corp. 2010 Long-Term Outperformance Compensation Program (the “2010 Outperformance Plan”) in accordance with definitive documentation which is consistent with the terms summarized on Exhibit C hereto.  It is expressly understood that, with respect to the awards made to Executive pursuant to the SL Green Realty Corp. 2003 Long-Term Outperformance Compensation Program, as amended December 2003 (the “2003 Outperformance Plan”) and the SL Green Realty Corp. 2005 Long-Term Outperformance Plan Award Agreement, dated as of March 15, 2006 (the “2005 Outperformance Plan” and, together with the 2003 Outperformance Plan and the 2010 Outperformance Plan, the “Outperformance Plans”), the provisions of the Outperformance Plans, as amended from time to time, and not the provisions of this Agreement shall govern in accordance with their terms, except: (i) to the extent the provisions of this Agreement are specifically referred to or incorporated into the Outperformance Plans and (ii) as specifically provided otherwise in this Agreement.

(d)   Stock Options.  As determined by the Board or Compensation Committee of the Board, in its sole discretion, Executive shall be eligible to participate in the Employer’s then current Stock Option and Incentive Plan, which authorizes the grant of stock options and stock awards of the Employer’s common stock (“Common Stock”) and other equity-based awards or any successor thereto (any such plan being referred to herein as the “Plan”).

(e)   Other Equity Awards.  As of the date specified on Exhibit A hereto, the Employer expects that it will (but is not obligated to) grant 300,000 restricted stock units (the “Restricted Stock Unit Award”) to Executive, in accordance with definitive documentation which is consistent with the terms summarized on Exhibit A hereto and which is otherwise consistent with the Employer’s general practices for documentation contemplated by the Plan.  The parties acknowledge and agree that Executive’s restricted stock awards granted January 17, 2001, and January 1, 2004, shall continue to be eligible for vesting in accordance with the terms of the agreements evidencing such awards as in effect on the date hereof.

(f)    Deferred Compensation.  During the Employment Period (but excluding the Extension Period), the Employer shall make annual notional contributions of $450,000, on January 18th of each year, into a deferred compensation account maintained on behalf of the Executive, with terms as set forth in the form of Deferred Compensation Agreement attached as Exhibit B hereto.  Executive shall vest in each such contribution on January 17th of the following year subject to Executive’s continued employment with the Employer through such date, but subject to acceleration as set forth herein or in Exhibit B hereto.

(g)   Extension Period Compensation.  During the Extension Period, if any, in lieu of the compensation set forth in Sections 3(a)-(f) above for such period, the Employer shall pay Executive a salary (“Extension Period Salary”) during such period in cash, at a per annum rate equal to the sum of the following: (i) Executive’s Base Salary during the prior fiscal year; (ii) any annual cash bonus earned by Executive for the prior fiscal year; (iii) the value of any required contributions, notional or otherwise, made by the Employer during the prior fiscal year to a deferred compensation plan on behalf of Executive, including those made pursuant to Section 3(f) above; and (iv) the value of that portion of Executive’s equity awards granted on or after the date hereof which vested during the period from January 18th of the prior fiscal year through January 17th of the year in which the Extension Period commences.  The value of the equity awards in the foregoing clause (iv) shall be equal to (A) for all equity awards that deliver the full value of the underlying securities, the Fair Market Value of such securities as of the vesting date; (B) for each award of stock options, that percentage of the grant date fair value of such award which is equal to the percentage of the award that became so vested; and (C) for all other equity awards, the Fair Market Value of such awards on the vesting date as determined by the Compensation Committee of the Board.  For purposes of the foregoing, “Fair Market Value” of a security on a particular date means (i) if the securities are then listed on a national securities exchange, the closing sales price of such security on the principal national securities exchange on which such securities are listed on such date (or, if such date is not a trading day, on the last trading day preceding such date ), (ii) if the securities are not then listed on a national securities exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such securities in such over-the-counter market for such date (or, if there were no sales on such date in such market, on the last preceding date on which there was a sale of such Shares in such market, as determined by the Compensation Committee of the Board), or (iii) if the securities are not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Compensation Committee of the Board in its discretion may in good faith determine; provided that, where the securities are so listed or traded, the Compensation Committee of the Board may make such discretionary determinations where the Shares have not been traded for 10 trading days.  Extension Period Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices, except that if the annual cash bonus for Executive for the prior fiscal year has not yet been determined as of any bi-weekly payment date, the portion of the Extension Period Salary for such bi-weekly period that is based on such annual cash bonus shall be paid promptly after the amount of such bonus is determined.

(h)   Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.  Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(i)    Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(j)    Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

(k)   Certain Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer.  In addition, the Employer shall maintain life insurance for the benefit of Executive’s beneficiaries in a face amount equal to $10,000,000; provided, however, that such coverage shall only be required if available to the Employer at reasonable rates; and provided, further, that Executive cooperates as reasonably requested by the Employer in the Employer’s efforts to obtain such insurance.  If such insurance is not available at reasonable rates, then the Employer shall provide such coverage on a self-insured basis, at a cost to the Employer not to exceed the amount Executive would receive upon a termination by the Employer without Cause (as defined in Section 6(a)(iii) below) within eighteen (18) months after a Change-in-Control under Section 7(a)(v).

(l)    Timing of Expense Reimbursement.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement must be provided by the Employer or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

4.     Indemnification and Liability Insurance.  The Employer agrees to indemnify Executive to the extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative in which Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity.  The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive.  The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.     Employer’s Policies.  Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by the Board from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board, so long as same are otherwise consistent with this Agreement.

6.     Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)   Termination by the Employer.

(i)            Death.  Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any one hundred and twenty (120) days in a 180-day period, and within thirty (30) days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)          Cause.  The Employer may terminate Executive’s employment hereunder for Cause by a majority vote of all members of the Board, excluding the vote of Executive.  For purposes of this Agreement, “Cause” shall mean Executive’s:  (A) engaging in conduct which is a felony; (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct of a material nature or gross negligence with regard to the Employer or any of its affiliates; (D) material fraud with regard to the Employer or any of its affiliates; (E) willful or material violation of any reasonable written rule, regulation or policy of the Employer applicable to senior executives unless such a violation is cured within thirty (30) days after written notice of such violation by the Board; or (F) failure to competently perform his duties which failure is not cured within thirty (30) days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock) of the Employer).

(iv)          Without Cause.  Executive’s employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by a vote of two-thirds or more of all of the members of the Board (not taking into account Executive as a member of the Board), upon written notice to Executive, subject only to the severance provisions specifically set forth in Section 7.

(b)   Termination by Executive.

(i)            Disability.  Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason.  Executive’s employment hereunder may be terminated by Executive with Good Reason by written notice to the Board providing at least ten (10) days notice prior to such termination.  For purposes of this Agreement, termination with “Good Reason” shall mean the occurrence of one of the following events within sixty (60) days prior to such termination:

(A)          a material change in duties, responsibilities, status or positions with the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions as CEO of a publicly traded company (which, (I) so long as Executive is the CEO of the Employer, shall include the appointment of another person as co-CEO of the Employer and (II) with respect to a termination within 18 months after a Change-in-Control, shall include the failure of Stephen L. Green to serve as chairman of the board of directors of the surviving entity (which shall include the Employer if the Employer is the surviving entity), or the equivalent position if such entity is not a corporation, unless Executive is appointed to such position), except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

(B)           a failure by the Employer to pay compensation when due in accordance with the provisions of Section 3, which failure has not been cured within twenty (20) business days after the notice of the failure (specifying the same) has been given by Executive to the Employer, or a failure by the Employer to grant the Restricted Stock Unit Award on or before January 4, 2010;

(C)           a material breach by the Employer of any provision of this Agreement, which breach has not been cured within thirty (30) days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer;

(D)          the Employer’s requiring Executive to be based in an office not meeting the requirements of the last sentence of Section 2(c);

(E)           a reduction by the Employer in Executive’s Base Salary to less than the minimum Base Salary set forth in Section 3(a);

(F)           the failure by the Employer to continue in effect an equity award program or other substantially similar program under which Executive is eligible to receive awards;

(G)           a material reduction in Executive’s benefits under any benefit plan (other than an equity award program) compared to those currently received (other than in connection with and proportionate to the reduction of the benefits received by all or most senior executives or undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employee Retirement Income Security Act of 1974, shall not constitute Good Reason for the purposes of this Agreement); or

(H)          the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 15 hereof, which has not been cured within thirty (30) days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

(iii)          Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)   Definitions.  The following terms shall be defined as set forth below.

(i)            A “Change-in-Control” shall be deemed to have occurred if:

(A)          any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 25% or more of either (1) the combined voting power of the Employer’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (2) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer); or

(B)           the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors, shall be deemed to be an Incumbent Director; or

(C)           there is consummated (1) any consolidation or merger of the Employer or any subsidiary that would result in the Voting Securities of the Employer outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, if the shareholders of the Employer and unitholders of SL Green Operating Partnership, L.P. taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than 50 percent of the surviving or acquiring company and partnership taken as a whole; or

(D)          the stockholders of the Employer shall approve any plan or proposal for the liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a “Change-in-Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a “Change-in-Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)           “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term “Person” shall not include (A) Executive or (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.  In addition, no Change-in-Control shall be deemed to have occurred under clause (i)(A) above by virtue of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a beneficial owner as described in such clause, if any individual or entity described in clause (A) or (B) of the foregoing sentence is a member of such group.

(d)   Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination (the “Termination Date”), which date shall not be more than thirty (30) days after the date of the Notice of Termination.  For avoidance of doubt, a notice of non-renewal pursuant to Section 1 shall not be considered a Notice of Termination.

7.     Compensation Upon Termination; Change-in-Control.

(a)   Termination By Employer Without Cause or By Executive With Good Reason.  If, during the Employment Period (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above, or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the Termination Date, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, and Executive shall be entitled to the following payments and benefits, subject to (1) Executive’s execution of a mutual release agreement with the Employer in form and substance reasonably satisfactory to Executive and the Employer, whereby, in general, each party releases the other from all claims such party may have against the other party (other than (A) claims against the Employer relating to the Employer’s obligations under this Agreement, including without limitation, Executive’s rights to indemnification and to vested benefits under any employee benefit plan of the Employer or any affiliate of the Employer in which Executive participates, and certain other specified agreements arising in connection with or after Executive’s termination, including, without limitation, Employer’s obligations hereunder to provide severance payments and benefits and accelerated vesting of equity awards and (B) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to the Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed or perpetrated by Executive during the course of Executive’s employment with the Employer or its affiliates, in any event, that would have a material adverse effect on the Employer, or any other claims that may not be released by the Employer under applicable law) (the “Release Agreement”), which the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date (with the 30th day after the Termination Date being referred to herein as the “Release Effectiveness Date”):

(i)            Promptly following the Release Effectiveness Date, but no later than the regular payroll payment date for the period in which the Release Effectiveness Date occurs (the “Payment Date”), Executive shall receive a prorated annual cash bonus equal to (A) the average of the annual cash bonuses (including any portion of the annual cash bonus paid in the form of shares of Common Stock, stock units or other equity awards, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards, but excluding any annual or other equity awards made other than as payment of a cash bonus) earned by Executive in respect of the two most recently completed fiscal years for which the amount of the annual cash bonus has been determined (the “Average Annual Cash Bonus”) multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365.

(ii)           Executive shall receive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment on the Payment Date, an amount in cash equal to the sum of (A) the Executive’s average annual Base Salary in effect during the twenty-four (24) months immediately prior to the Termination Date (the “Average Annual Base Salary”), (B) the Average Annual Cash Bonus and (C) the Executive’s average annual deferred compensation contribution for the twenty-four (24) months immediately prior to the Termination Date, calculated based on the cash value of the annual deferred compensation contributions as of the dates of such contributions (the “Average Annual Deferred Compensation”).

(iii)          Executive shall continue to receive all benefits described in Section 3(i) existing on the Termination Date for a period of twelve (12) months after the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  For purposes of vesting under the 2003 Outperformance Plan, without limiting any other rights that Executive may have under the 2003 Outperformance Plan, Executive shall be treated as if he had remained in the employ of the Employer for twelve (12) months after the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(a)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(i) from time to time in its sole discretion, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(a)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Any unvested shares of restricted stock, restricted stock units or other equity-based awards (i.e., shares, units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer and any unvested deferred compensation contribution made pursuant to Section 3(f) above shall not be forfeited on the Termination Date and shall become vested (i.e., free from such restrictions), and any unexercisable or unvested stock options granted to Executive by the Employer shall not be forfeited on the Termination Date and shall become vested and exercisable, on the Release Effectiveness Date.  Any unexercised stock options granted to Executive by the Employer on or after January 1, 2004 shall remain exercisable until the second January 1 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.  In addition, the Employer shall pay

Executive any tax gross-up payments owed pursuant to the terms of any such equity award.  For avoidance of doubt, the provisions of this Section 7(a)(iv) shall not apply to grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and the provisions of Section 7(a)(iii) above.

(v)           In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control, then, in addition to the payments and benefits set forth above (or, as specifically cited below, in lieu of such payments and benefits): (A) in lieu of the severance payment set forth in Section 7(a)(ii), Executive shall receive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment on the Release Effectiveness Date, an amount in cash equal to three (3) times the sum of (I) the Average Annual Base Salary, (II) the Average Annual Cash Bonus and (III) the Average Annual Deferred Compensation, (B) the continuation of benefits provided for in the first sentence of Section 7(a)(iii) above shall be extended from twelve (12) months to twenty-four (24) months, but shall otherwise be subject to the terms of Section 7(a)(iii) and (C) neither Executive nor the Employer shall be required to execute the Release Agreement and all references throughout to the Release Effectiveness Date shall refer to the Termination Date.

(b)   Termination By the Employer For Cause or By Executive Without Good Reason.  If, during the Employment Period, (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(iii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(b), the Employer shall have no further obligations hereunder following such termination.

(c)   Termination by Reason of Death.  If Executive’s employment terminates due to his death during the Employment Period, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be entitled to the following payments and benefits:

(i)            On the Termination Date, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive an amount equal to any earned and accrued but unpaid Base Salary and a prorated annual cash bonus (equal to the Average Annual Cash Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the date of Executive’s death (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the date of Executive’s death) and the denominator of which is 365); provided that the amount of any prorated annual cash bonus payable hereunder shall be reduced dollar-for-dollar by the amount received by Executive’s beneficiaries under the life insurance (or self-insurance) provided pursuant to the second and third sentences of Section 3(k).

(ii)           Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be credited with twenty-four (24) months after termination under any provisions governing restricted stock, restricted stock units, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof, and, if such twenty-four (24) months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock, restricted stock units or other equity-based awards granted to Executive by the Employer that otherwise would have become vested upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become vested on the date of Executive’s termination due to his death, and a pro rata portion of the unexercisable stock options granted to Executive by the Employer that otherwise would have become exercisable upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become exercisable on the date of Executive’s termination due to such death; provided that any unvested or unexercisable restricted stock, restricted stock units, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards, shall become fully vested and exercisable on the date of Executive’s death.  In addition, any unvested deferred compensation contribution made pursuant to Section 3(f) above shall become fully vested upon the date of Executive’s death.  In addition, the Employer shall pay to Executive’s estate or to a beneficiary designated by Executive in writing prior to his death any tax gross-up payments owed pursuant to the terms of any such equity award with respect to any shares of restricted stock or restricted stock units that vest on Executive’s death.  For avoidance of doubt, the provisions of this Section 7(c)(ii) shall not apply to (1) grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and (2) option grants made under the SL Green Realty Corp. Amended 1997 Stock Option and Incentive Plan, as amended March 2002 (the “1997 Plan”) and the SL Green Realty Corp. Amended 2005 Stock Option and Incentive Plan, as amended September 2007 (the “2005 Plan”), which such options shall become fully vested and exercisable on the date of Executive’s termination due to such death in accordance with their terms as currently in effect.  Furthermore, upon such death, any vested unexercised stock options granted to Executive by the Employer on or after January 1, 2004 shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.

Notwithstanding the foregoing, Executive shall only be entitled to receive the vesting credit, payments and other benefits set forth in Section 7(c)(ii) above and any accelerated vesting or other benefits under the Outperformance Plans, the 1997 Plan or the 2005 Plan to the extent that the aggregate Value of such vesting credit, payments and other benefits and any other such accelerated vesting or benefits, on the date of Executive’s death, exceeds the amount payable to Executive’s beneficiaries under the life insurance (or self-insurance) provided pursuant to the second and third sentences of Section 3(k) (the amount of such excess Value being referred to as the “Excess Value”).  For purposes of the foregoing, “Value,” on a particular date, shall mean (A) for options which become vested, the product of the number of options multiplied by the excess, if any, the Fair Market Value (as defined in Section 3(g)) of the Common Stock as of such date over the exercise price of the option, (B) for restricted stock, restricted stock units, stock units made as a deferred compensation contribution pursuant to Section 3(f) or other equity awards that deliver the full value of the underlying securities which become vested, the Fair Market Value of such securities as of such date, and (C) for all other equity awards that become vested, the Fair Market Value of such awards as of such date as determined by the Compensation Committee.  In the event Excess Value exists upon a termination of Executive’s employment pursuant to this Section 7(c), then each of the vesting credit, payments and other benefits set forth in Section 7(c)(ii) above and any accelerated vesting or other benefits under the Outperformance Plans, the 1997 Plan or the 2005 Plan that Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) would otherwise be entitled to pursuant to Section 7(c)(ii), the Outperformance Plans, the 1997 Plan or the 2005 Plan shall be pro rated based on a percentage equal to (A) the Excess Value divided by (B) the aggregate Value of all vesting credit, payments and other benefits and any accelerated vesting or other benefits that Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) would be entitled to pursuant to Section 7(c)(ii) or the Outperformance Plans, the 1997 Plan or the 2005 Plan if no limitations on such amounts applied.  Other than as may be provided under Section 4 or as expressly provided in this Section 7(c), the Employer shall have no further obligations hereunder following such termination.

(d)   Termination by Reason of Disability.  In the event that Executive’s employment terminates during the Employment Period due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date and Executive shall be entitled to the following payments and benefits, subject to (1) Executive’s execution of the Release Agreement, which Release Agreement the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date:

(i)            On the Payment Date, Executive shall receive a prorated annual cash bonus equal to the Average Annual Cash Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365.

(ii)           Executive shall receive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment on the Payment Date, an amount in cash equal to the sum of (A) the Average Annual Base Salary, (B) the Average Annual Cash Bonus and (C) the Average Annual Deferred Compensation.

(iii)          Executive shall continue to receive all benefits described in Section 3(i) existing on the Termination Date for a period of thirty-six (36) months after the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(d)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(i) from time to time in its sole discretion so long as it does so for all senior executives of the Employer, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(d)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Executive shall be credited with twenty-four (24) months after termination under any provisions governing restricted stock, restricted stock units, options or other equity-based awards granted to Executive by the Employer relating to the vesting or initial exercisability thereof and, if such twenty-four (24) months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock, restricted stock units or other equity-based awards granted to Executive by the Employer that otherwise would have become vested upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become vested on the Release Effectiveness Date, and a pro rata portion of the unvested or unexercisable stock options granted to Executive by the Employer that otherwise would have become vested or exercisable upon the conclusion of such vesting period (assuming, if applicable, the attainment of any required performance goals) shall become vested and exercisable on the Release Effectiveness Date; provided that any unvested or unexercisable restricted stock, restricted stock units, options or other equity-based awards that were granted as payment of a cash bonus, as determined at the time of grant by the Compensation Committee of the Board, in its sole discretion, and reflected in the minutes or consents of the Compensation Committee of the Board relating to the approval of such equity awards shall become fully vested and exercisable on the Release Effectiveness Date.  Any vested unexercised stock options granted to Executive by the Employer on or after January 1, 2004 shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the Termination Date.  In addition, any unvested deferred compensation contribution made pursuant to Section 3(f) above shall become fully vested upon the Release Effectiveness Date.  In addition, the Employer shall pay Executive any tax gross-up payments owed pursuant to the terms of any such equity award with respect to any shares of restricted stock or restricted stock units that vest on the Release Effectiveness Date.  For avoidance of doubt, the provisions of this Section 7(d)(iv) shall not apply to (1) grants made under the Outperformance Plans, which shall be governed by their terms as in effect from time to time and (2) option grants made under the 1997 Plan and the 2005 Plan, which such options shall become fully vested and exercisable on the date of Executive’s termination due to such disability in accordance with their terms as currently in effect.

Other than as may be provided under Section 4 or as expressly provided in this Section 7(d), the Employer shall have no further obligations hereunder following such termination.

8.     Confidentiality; Prohibited Activities.  Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer are the acquisition, development, management, leasing or financing of any office real estate property, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States (collectively, the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)   Confidentiality.  During the term of this Agreement (including any renewals), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive.

(b)   Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that, so long as the Employer has not materially breached its obligations to Executive under this Agreement (or, in the event such breach has occurred, the Employer has cured such breach or such breach only occurred following a material breach by Executive of his obligations under this Agreement):

(i)            during the Employment Period, and (x) for the 18-month period following the termination of Executive by either party for any reason other than termination in connection with or within eighteen (18) months after a Change-in-Control, or (y) for the 6-month period following the termination of Executive in connection with or within eighteen (18) months after a Change-in-Control, Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; provided, however, that, if the Employment Period terminates upon or after the scheduled expiration of the term of this Agreement (including any renewals or extensions) without any early termination under Section 6, the restrictions of this Section 8(b)(i) shall apply for one (1) year (rather than eighteen (18) months) following the termination of Executive’s employment; and provided, further, that if Executive’s employment terminates for any reason following provision by either party of written notice of non-renewal of the term of this Agreement as provided in Section 1 but prior to the date on which such term is scheduled to expire following provision of such notice, the restrictions of this Section 8(b)(i) shall apply from the date of such termination through the date that is one (1) year following the date on which the term of this Agreement was scheduled to expire immediately prior to such termination; and

(ii)           during the Employment Period, and during (x) in the case of clause (A) below, the 30-month period following the termination of Executive by either party for any reason (including the expiration of the term of the Agreement) other than a termination in connection with or within eighteen (18) months after a Change-in-Control that constitutes a termination either by the Employer without Cause or by Executive with Good Reason, or (y) the one-year period following such termination in the case of clause (B) below, Executive will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) engage in any activity intentionally to interfere with, disrupt or damage the Business of the Employer, or its relationships with any client, supplier or other business relationship of the Employer.  For purposes of this subsection, the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

(c)   Other Investments/Activities.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments (i) expressly disclosed to the Employer in writing before the date hereof; (ii) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if the investment is made in (A) assets other than Competing Properties or (B) any entity other than one that is engaged, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of Competing Properties.  For purposes of this Agreement, a “Competing Property” means an office real estate property:  (i) located outside of New York City, unless the property (A) is not an appropriate investment opportunity for the Employer, (B) is not directly competitive with the Businesses of the Employer and (C) has a fair market value at the time Executive’s investment is made of less than $25 million, or (ii) located in New York City.

(d)   Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form, except that Executive may retain a copy of his Rolodex or other similar contact list.

(e)   No Disparagement.  For one (1) year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future.  For one (1) year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding.

(f)    Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)   Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than thirty (30) days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)   Cooperation with Respect to Litigation.  During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder.  Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment.

(i)    Survival.  The provisions of this Section 8 and any other provisions relating to the enforcement thereof shall survive termination of Executive’s employment.

9.     Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.   Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.   Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

(a)   if to Executive:

Marc Holliday, at the address shown on the execution page hereof.

(b)   if to the Employer:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Attn:  General Counsel

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention:  Daniel P. Adams

or such other address as either party may from time to time specify by written notice to the other party hereto.

12.   Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

13.   Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

14.   Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

15.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

16.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

18.   Choice of Venue.  Subject to the provisions of Section 9, Executive agrees to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

19.   Parachutes.

(a)   Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting and any other payment or benefit received in connection with a Change-in-Control or the termination of Executive’s employment), or any other payments and benefits which Executive receives or is entitled to receive under any plan, program, arrangement or other agreement, whether from the Employer or an affiliate of the Employer, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then the following provisions shall apply:

(i)            If the Parachute Payment, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Parachute Payment which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)           If the Threshold Amount is less than (x) the Parachute Payment, but greater than (y) the Parachute Payment reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Parachute Payment which are in excess of the Threshold Amount, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount.  In such event, the Parachute Payment shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)   For the purposes of this Section 19, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)   The determination as to which of the alternative provisions of Section 19(a) shall apply to Executive shall be made by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer shall provide the accounting firm with all information which any accounting firm reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of Section 19(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the accounting firm shall be binding upon the Employer and the Executive.

20.   Section 409A.

(a)   Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  Any payments delayed pursuant to this Section 20(a) shall bear interest during the period of such delay at the simple rate of 5% per annum.

(b)   The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)   To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)   The Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.   Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.  The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.   Paragraph Headings.  Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this agreement.

23.   Board Approval.  The Employer represents that its Board (or the Compensation Committee thereof) has approved the economic terms of this Agreement.

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IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above.

SL GREEN REALTY CORP.

	By:	/s/ Stephen L. Green
Name: Stephen L. Green
Title: Chairman of the Board of Directors

/s/ Marc Holliday
Marc Holliday

[Signature Page to Amended and Restated Employment and Noncompetition Agreement]

EXHIBIT A

RESTRICTED STOCK UNITS

Restricted Stock Units (Time-Based Vesting)

1.               Plan:  SL Green Realty Corp. Amended and Restated 2005 Stock Option and Incentive Plan (the “Plan”)

2.               Grant Date:  January 1, 2010

3.               Total Number of Units:  200,000

4.               Dividend equivalents shall be paid to Executive in cash at each dividend payment date as though each restricted stock unit (whether or not vested) was, as of the applicable record date for such dividend, an outstanding share of Common Stock.

5.               Form of Payment of Units:  Shares of Common Stock

6.               Vesting:  Subject to acceleration as set forth in the Agreement, the units shall vest, if and as employment continues, at the times (each, a “Vesting Date”) and in the amounts set forth below:

Vesting Date	Number of Units
January 17, 2011	66,667
January 17, 2012	66,667
January 17, 2013	66,666

Restricted Stock Units (Performance-Based Vesting)

1.               Plan:  The Plan

2.               Grant Date:  January 1, 2010

3.               Total Number of Units:  100,000

4.               Dividend equivalents shall be credited on each restricted stock unit at the dividend payment date as though each restricted stock unit was, as of the applicable record date for such dividend, an outstanding share of Common Stock.  Dividend equivalents so credited will be paid in cash if and when the underlying Units become vested.

5.               Form of Payment of Units:  Shares of Common Stock

6.               Vesting:  Subject to acceleration as set forth in the Agreement, the restricted stock units shall vest (subject to clauses (i) and (ii) below), if and as employment continues, at the times (each, a “Vesting Date”) and in the amounts set forth below:

Vesting Date	Number of Units
January 17, 2011	33,333
January 17, 2012	33,333
January 17, 2013	33,334

The performance criteria applicable to the restricted stock units subject to this Paragraph 6 are as follows:

(i)                                     Such restricted stock units shall vest in the applicable year if the Employer achieves either (A) a 7% per year increase in funds from operations on a per-share of Common

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Stock of the Employer basis, or (B) a 7% per year stock price appreciation on each share of Common Stock outstanding during the entire period, in each case, during the last fiscal year completed before the applicable Vesting Date; provided that, for purposes of measuring the increase in funds from operations on a per-share of Common Stock of the Employer basis for 2010, 2010 results shall be compared to the Employer’s funds from operations with respect to the third and fourth quarters of fiscal year 2009, annualized for the entire fiscal year 2009.

(ii)                                  If, with respect to the number of restricted stock units noted after each Vesting Date, the performance criteria set forth in paragraph (i) above are not achieved in the fiscal year immediately preceding the applicable Vesting Date, but are achieved on a cumulative basis beginning with 2010, and, in each case, ending with the last fiscal year completed before the applicable Vesting Date, then, if and as employment continues through such subsequent Vesting Date, the performance criteria will be met for such restricted stock units as of such subsequent Vesting Date.  Any units subject to this Paragraph 6 that have not vested as of the last Vesting Date shall be forfeited.

Notwithstanding the foregoing, if the performance criteria set forth in paragraph (i) above for a particular year (or on a cumulative basis as set forth in paragraph (ii) above) are not met, but the Employer’s percentage stock price appreciation or increase in funds from operations on a per-share of Common Stock of the Employer basis is in the top one-third of its peer group companies (as to be determined for such year by the committee administering the Plan, in its sole discretion) for such year (or years on a cumulative basis beginning with 2009 for the Employer’s percentage stock price appreciation), then the performance criteria shall be deemed to have been met for such year.

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EXHIBIT B

DEFERRED COMPENSATION AGREEMENT

[To be attached]

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EXHIBIT C

2010 OUTPERFORMANCE PLAN AWARD

Executive shall be entitled to receive an award under the SL Green Realty Corp. 2010 Long-Term Outperformance Compensation Program (the “2010 Outperformance Plan”) equal to not less than 20% of the total 2010 Outperformance Plan.  The terms of the 2010 Outperformance Plan are summarized in the Form 8-K filed by the Employer on December 15, 2009 (such summary, the “2010 OPP Summary”).  Executive’s award shall be consistent with such 2010 OPP Summary; provided, however, that where any provision in the 2010 Outperformance Plan document and Executive’s award thereunder is not summarized in the 2010 OPP Summary (which includes, by way of example only, the change of control-related provisions), such 2010 Outperformance Plan provision and Executive’s award thereunder shall be substantially identical in all material respects with the analogous provision of Executive’s award under the Employer’s 2006 Long-Term Outperformance Plan.

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